January 30, 2008

Todd W. Buchardt

Re: Amendment to Executive Letter Agreement

Dear Todd:
This letter sets forth the terms and conditions regarding your continued employment with Voyager Learning Company, formerly known as ProQuest Company ("Voyager") and the compensation that the Compensation Committee has approved for you. For purposes of this letter, the "Company" refers to Voyager and its subsidiaries and affiliates.

  Transition Period. You commit to remaining employed with Voyager from the date of this letter until the earliest of: (i) the effective date of your termination pursuant to your notice of resignation to Voyager; (ii) the date that Voyager terminates your employment or (iii) December 31, 2008 (the "Transition Period"). You will continue to serve as Senior Vice President and General Counsel during the Transition Period.
  Compensation During the Transition Period. You will be eligible to earn the salary, compensation and benefits as set forth in the revised Exhibit D attached to this letter during the Transition Period.
  Eligibility to Receive Enhanced Severance under the Executive Letter after the Transition Period. Upon providing your notice of resignation to the Company during 2008, you will be treated as having terminated your employment for "Good Reason" following a "Change of Control of the Company," as each such term is defined under your letter agreement with Voyager dated July 13, 2006 (the "Executive Letter"). For further clarification, the provision in subsection (2) of paragraph (b) of the definition of Good Reason in the Executive Letter shall be deleted in its entirety and replaced with the following:

  (2) you resign from Voyager for any reason during 2008.

  Please note that Voyager has contributed to its existing rabbi trust with Wachovia with respect to severance benefits for you and that you may be entitled to payment directly from Wachovia or a successor trustee and receipt from Wachovia or a successor trustee will satisfy your right to receive severance benefits under the Executive Letter to the same extent as if paid by the Company.

  Eligibility to Receive Additional Compensation. In addition to the Enhanced Severance Benefits as described in the Executive Letter as modified by section 3 of this letter, you will be entitled (subject to signing a release substantially in the form attached to the Executive Letter) to the following additional compensation if you remain employed with and fulfill your duties to the Company throughout the Transition Period:
    a single lump sum equal to the pro rata amount of a cash payment in lieu of a 2008 SERP contribution, and a single lump sum equal to your 2008 bonus which shall be a pro rata amount calculated as follows:
      the numerator shall be the number of days you remain employed during the 2008 year; and
      the denominator shall be the number of days in 2008 prior to the sale of the Company or substantially all of its assets, if applicable.

  The amounts described in this Section 4, if earned, shall be paid to you on the earliest of (i) thirty (30) days following your termination date, (iii) the closing date of the sale of the Company or substantially all the assets of the Company, if applicable, (iii) the date other executives are paid for similar benefits or (iv) March 15, 2009.

  Golden Parachute Tax Gross-Up Payment. It is not anticipated that your payments from the Company in connection with the Change of Control of the Company will trigger "golden parachute" excise taxes. You will receive a statement summarizing the Company's basis for this position as soon as reasonably practicable after your termination of employment. Nonetheless, in the event this analysis should be contested by the IRS, your right to receive a tax gross up defined in Section 3 of the Executive Letter remains in effect
  Effect on Other Agreements. This letter does not reduce or restrict your obligations or rights under any other agreement between you and the Company or any of its subsidiaries or affiliates, including without limitation the Executive Letter and the Restricted Stock Termination Agreement and the Employee Confidentiality and Restrictive Covenant Agreement dated March 22, 2002 and signed by you and James P. Roemer, except to the extent specifically provided in this letter.
  Withholding. All amounts payable to you by the Company under this letter or otherwise shall be reduced by applicable taxes and all other deductions as may be required by law or which have been previously authorized.

Please review this letter carefully. If it correctly states our agreement, please sign and return the enclosed copy to me.

Best regards,

/s/ Richard Surratt

Richard Surratt
President and Chief Executive Officer
Voyager Learning Company

Accepted and agreed to this 30 day of January 2008.

/s/ Todd W. Buchardt _____
Todd W. Buchardt

Exhibit D

Revised January 2008

SALARY, BONUS AND BENEFITS

Salary

  Base Salary: You are paid a "Base Salary" of $11,410.00 bi-weekly ($296,656 if annualized), and are eligible for consideration for a merit increase in May 2008.
  Regular Salary: Your "Regular Salary" includes your Base Salary plus another $20,800.00 annualized, for a total Regular Salary of $317,506.00 annualized.
  Calculations for Bonus, merit pay, payment in lieu of SERP, severance, company paid disability, 401k match will utilize your Base Salary and not your Regular Salary.

Bonus

  As a key executive you participate in the Financial Bonus Plan at 50% of your Base Salary for on target performance. Under this Bonus you may earn up to 200% of target for performance above goal. This bonus payout is capped at 200 percent of target.

Benefits

You shall be entitled to the following benefits while employed by Voyager Learning Company under this Agreement through December 31, 2008.

  In lieu of participation in the ProQuest Supplemental Executive Retirement Plan (SERP), the Company makes a cash payment to you, less withholding taxes, in an amount equal to 15% of the sum of your Base Salary and your management bonus under the Financial Bonus Plan for the year.
  You receive at Company expense Basic term life equal to two times annual Base Salary, and under the terms of the policy, you may elect to purchase additional term life insurance up to four times Base Salary up to a maximum of $1,300,000 subject to the terms of the Policy.
  You have Short Term Disability protection at Company expense.
  You are covered at Company expense for Long-term disability benefits which will begin after you have been totally disabled for a period of six continuous months. You are also eligible to participate under the Supplemental Income Protection Plan-- Supplemental Long Term Disability Plan at the group rate.
  You participate in the Profit Sharing Retirement Plan 401(k) plan,
  You are be eligible for four weeks of annual vacation, accrued at 13.33 hours per month, 4 floating holidays (personal days), and 8 company holidays.
  You participate in benefits programs including group insurance plans for medical, dental, vision, as well as access to a Health Savings Account or Flexible Spending Account.
  If asked by the Company and you agree to relocate, you are eligible for relocation benefits as detailed in the Senior Management Homeowner Relocation Plan summary. This benefit must be reimbursed to the company if you leave within the first 12 months of employment.
  You are eligible to participate in Dependent Life Insurance; Voluntary Accidental Death & Dismemberment; the Group Legal Plan.